File No. 333-

As filed with the Securities and Exchange Commission on August 1, 2005.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SI INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2127278
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

12012 Sunset Hills Road

Reston, Virginia 20190-5869

(Address of Principal Executive Offices)

2002 AMENDED AND RESTATED OMNIBUS STOCK INCENTIVE PLAN

( Full Title of the Plan)

Ray J. Oleson

CHAIRMAN OF THE BOARD

AND CHIEF EXECUTIVE OFFICER

SI International, Inc.

12012 Sunset Hills Road

Reston, Virginia 20190-5869

(Name and Address of Agent for Service)

(703) 234-7000

(Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Jeffrey B. Grill, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037

(202) 663-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(3)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock $0.01 per share	1,000,000 shares	$31.55	$31,550,000	$3,713.44

(1) Also registered hereunder are such additional number of shares of common stock, presently indeterminable, as may be necessary to satisfy the antidilution provisions of the Plan to which this registration statement relates.

(2) Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(c), based on the average of the high and low sales price on July 28, 2005, as reported by the Nasdaq National Market.

(3) 1,920,000 of the Registrant’s shares of common stock have previously been registered with the Securities and Exchange Commission pursuant to effective Registration Statements on Form S-8 (No. 333-101298 and 333-122171). The amount of the registration fee, therefore, relates to only those additional 1,000,000 shares of common stock being registered pursuant hereto.

INTRODUCTORY STATEMENT NOT FORMING PART OF THE PROSPECTUS

The registration statement relates to the registration of additional shares under the 2002 Amended and Restated Omnibus Stock Incentive Plan.  Shares to be issued pursuant to that plan were originally registered pursuant to registration statements on Form S-8, as amended (File Nos. 333-101298 and 333-122171) (the “Registration Statements”).  The contents of the Registration Statements are hereby incorporated by reference into this registration statement to the extent that they present information not otherwise presented herein.

PART I.  INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information required by Item 1 of Form S-8 and the statement of availability of company information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act.  In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant shall furnish the SEC or its staff a copy or copies of all of the documents included in such file.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which are on file with the SEC are incorporated herein by reference and made a part hereof:

1)   The Registrant’s Registration Statement on Form S-8 filed on November 19, 1002 (File No. 333-101298)

2)   The Registrant’s Registration Statement on Form S-8 filed on January 20, 2005 (File No. 333-122171)

3)   The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 25, 2004 (File No. 000-50080)

5)   The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 26, 2005 (File No. 000-50080)

6)   The description of the Registrant’s common stock contained in the Registration Statement on Form 8-A filed with the SEC on November 8, 2002 (File No. 000-50080)

7)   The Registrant’s Current Report on Form 8-K dated January 12, 2005 and filed with the SEC on January 18, 2005, as amended by the Registrant’s Current Report on Form 8-K/A filed with the SEC on March 1, 2005 (File No. 000-50080)

8)   The Registrant’s Current Report on Form 8-K dated February 9, 2005 and filed with the SEC on February 15, 2005, as amended by the Registrant’s Current Report on Form 8-K/A filed with the SEC on April 27, 2005 (File No. 000-50080)

9)   The Registrant’s Current Report on Form 8-K dated and filed with the SEC on March 17, 2005 (File No. 000-50080)

10)   The Registrant’s Current Report on Form 8-K dated March 11, 2005 and filed with the SEC on March 17, 2005 (File No. 000-50080)

11)  The Registrant’s Current Report on Form 8-K dated March 18, 2005 and filed with the SEC on March 22, 2005 (File No. 000-50080)

12)  The Registrant’s Current Report on Form 8-K dated March 11, 2005 and filed with the SEC on March 17, 2005 (File No. 000-50080)

13)  The Registrant’s Current Report on Form 8-K dated June 16, 2005 and filed with the SEC on June 20, 2005 (File No. 000-50080)

14)  The Registrant’s Current Report on Form 8-K dated July 15, 2005 and filed with the SEC on July 21, 2005 (File No. 000-50080).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents.  Notwithstanding the foregoing, we do not incorporate any document or portion of a document that is “furnished” to the SEC.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification.

Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. A corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

A corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. A corporation may indemnify such a person against expenses actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. In such cases, however, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably be entitled to indemnity for such expenses, as the court deems proper.

To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person will be indemnified against expenses actually and reasonably incurred by such person in connection therewith.

Indemnification may be made pursuant to paragraphs above only if a determination is made that indemnification is proper because the person has met the applicable standards of conduct described above. This determination must be made by a majority vote of the directors who are not parties to the action, a committee of such directors designated by a majority vote of such directors, independent legal counsel, or the stockholders.

Pursuant to our bylaws, each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant or is or was serving at the Registrant’s request as a director, officer, employee or agent of another company or of a partnership, joint venture trust or other enterprise, will be indemnified and held harmless to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification will continue as to an indemnitee who has ceased to be a director, officer, employee or agent and will inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except with respect to proceedings to enforce rights to indemnification, we will indemnify an indemnitee in connection with a proceeding initiated by that indemnitee only if the proceeding was authorized by our board.

Our charter specifically provides that our directors are not personally liable to the Registrant or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•  for any breach of the director’s duty of loyalty to us or our stockholders,

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

•  under Section 174 of the Delaware General Corporation Law, or

•  for any transaction from which the director derived any improper personal benefit;

provided that, if the Delaware General Corporation Law is amended subsequent to the approval of our charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the amended Delaware General Corporation Law.

We have purchased an insurance policy with a benefit of approximately $25.0 million in order to insure our officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

The Registrant has entered into indemnity agreements with its directors and certain of its officers, which provide, among other things, that the Registrant will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director or executive officer of the Registrant, and otherwise to the fullest extent permitted under Delaware law and the Registrant’s bylaws. These agreements are in addition to the indemnification provided to the Registrant’s officers under its bylaws in accordance with Delaware law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following exhibits are filed as part of this Registration

Exhibit Number	Description of Exhibit

4.1

Second Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-87964) filed on October 25, 2002 (the “Third Amendment”) and incorporated herein by reference)

4.2

Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-87964) filed on November 8, 2002 (the “Fifth Amendment”) and incorporated herein by reference)

4.3	Registration Rights Agreement, as amended (filed as Exhibit 4.1 to the Third Amendment and incorporated herein by reference)

4.4

Specimen Certificate of our common stock (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-87964) filed on November 5, 2002 (the “Fourth Amendment”) and incorporated herein by reference)

4.5	Stock Purchase Agreement, as amended (filed as Exhibit 4.3 to the Fifth Amendment and incorporated herein by reference).

4.6	Amendment to Stock Purchase Agreements (filed as Exhibit 4.4 to the Fourth Amendment and incorporated herein by reference)

5.1	Opinion of Shaw Pittman LLP, counsel to the Registrant, regarding the validity of the securities being registered hereunder

23.1	Consent of Ernst & Young LLP

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney

Item 9.  Undertakings

1.               The Registrant hereby undertakes:

(a)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.               The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Reston, Commonwealth of Virginia on the 1st day of August 2005.

SI International, Inc.

By:	/s/ Ray J. Oleson
Ray J. Oleson
Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ray J. Oleson	Chairman of the Board and	August 1, 2005
Ray J. Oleson	Chief Executive Officer (principal executive officer)

/s/ Thomas E. Dunn	Director and Chief Financial Officer (principal	August 1, 2005
Thomas E. Dunn	accounting officer)

*	Director	August 1, 2005
Dr. Walter J. Culver

*	Director	August 1, 2005
Charles A. Bowsher

*	Director	August 1, 2005
James E. Crawford, III

*	Director	August 1, 2005
Walter C. Florence

	Director	August 1, 2005
General R Thomas Marsh
(USAF - Ret.)

*	Director	August 1, 2005
Edward H. Sproat

*	Director	August 1, 2005
John P. Stenbit

*By:	/s/ Thomas E. Dunn
Thomas E. Dunn
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1

Second Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-87964) filed on October 25, 2002 (the “Third Amendment”) and incorporated herein by reference)

4.2

Amended and Restated By-Laws of the Registrant (filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-87964) filed on November 8, 2002 (the “Fifth Amendment”) and incorporated herein by reference)

4.3	Registration Rights Agreement, as amended (filed as Exhibit 4.1 to the Third Amendment and incorporated herein by reference)

4.4

Specimen Certificate of our common stock (filed as Exhibit 4.2 to the Company’s Registration Statement on Form S-1/A (File No. 333-87964) filed on November 5, 2002 (the “Fourth Amendment”) and incorporated herein by reference)

4.5	Stock Purchase Agreement, as amended (filed as Exhibit 4.3 to the Fifth Amendment and incorporated herein by reference).

4.6	Amendment to Stock Purchase Agreements (filed as Exhibit 4.4 to the Fourth Amendment and incorporated herein by reference)

5.1	Opinion of Shaw Pittman LLP, counsel to the Registrant, regarding the validity of the securities being registered hereunder

23.1	Consent of Ernst & Young LLP

23.2	Consent of McGladrey & Pullen, LLP

23.3	Consent of Shaw Pittman LLP (included in Exhibit 5.1)

24.1	Powers of Attorney